News Release
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For further information:

Hooper Holmes
Henry E. Dubois
President and CEO
(908) 953-6314

Investors: Andrew Berger
S.M. Berger & Company
(216) 464-6400

Hooper Holmes Announces Preliminary Third Quarter 2013 Results

BASKING RIDGE, N.J., NOVEMBER 14, 2013 -- Hooper Holmes, Inc. (NYSE MKT:HH) today announced preliminary financial results for the quarter ended September 30, 2013.

On September 30, 2013, the Company closed on the sale of its Portamedic service line. As a result, financial results related to the Portamedic service line are reported as discontinued operations.

Due to the complexity of issues surrounding the accounting for the recent sale of the Portamedic service line, the Company has not yet finalized its financial statements for the quarter ended September 30, 2013. The Company believes the final financial statements will not change materially from the results included in this release and is releasing these results to provide investors with information prior to the investor call, scheduled for 8:30 a.m. ET on November 15, 2013. The Company plans to finalize its financial statements and file its Form 10-Q for the quarter ended September 30, 2013 by November 19, 2013.

Consolidated revenues totaled $11.0 million for the third quarter of 2013, representing an 11% decline from $12.3 million in the third quarter of 2012. The Company recorded a net loss of $1.7 million, or $(0.02) per share, for the third quarter of 2013 compared to a net loss of $2.2 million, or $(0.03) per share, for the third quarter of 2012. The net loss for the third quarter of 2013 includes $0.4 million of restructuring charges, $3.5 million of gain on the sale of Portamedic, and a loss from discontinued operations, net of income taxes, of $2.0 million. The net loss for the third quarter of 2012 included a $1.0 million loss from discontinued operations, net of income taxes.

For the nine months ended September 30, 2013, consolidated revenues were $34.2 million compared to $35.8 million in the comparable period of 2012. The Company’s net loss for the nine months ended September 30, 2013 totaled $9.3 million, or $(0.13) per share, compared to a net loss of $10.9 million, or $(0.16) per share, for the nine months ended September 30, 2012. The results for the nine months ended September 30, 2013 includes $0.7 million of restructuring charges, $0.2 million of asset impairment, $3.6 million gain on the sale of Portamedic, and a loss from discontinued operations, net of income taxes, of $4.7 million. The net loss for the nine months of 2012 included $0.4 million of restructuring charges and a $5.5 million loss from discontinued operations, net of income taxes.

Third quarter 2013 revenues by service line:

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Health & Wellness revenue totaled $5.0 million for the third quarter of 2013, a 6% decline from the third quarter of 2012, reflecting lower volumes from one customer, expected to rebound in 2014, as it made changes in its business systems which reduced demand.

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Heritage Labs revenue totaled $2.6 million for the third quarter of 2013, a decrease of approximately 16% compared to the third quarter of 2012, primarily attributable to a decrease in revenue from the Company’s life insurance lab testing services.

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Hooper Holmes Services revenue totaled $3.4 million for the third quarter of 2013, a decrease of 13% in comparison to the prior year period, primarily due to reduced demand for the Company’s medical records collection services, partially offset by increased revenues from the Company’s underwriting services.

As of September 30, 2013, cash and cash equivalents totaled $6.7 million, with $2.6 million of borrowings outstanding under the Company’s credit facility. Hooper Holmes' accounts receivables were approximately $16 million at September 30, 2013.

Commenting on the 2013 third quarter, Henry E. Dubois, President and CEO of Hooper Holmes, stated: “As a result of the sale of Portamedic, our liquidity position is improved and we anticipate cash flow from operations to improve without the Portamedic service line. Since the end of the third quarter we have paid off our debt balance and are now building cash. Looking ahead, we expect to end 2013 with a strengthened balance sheet.”

"We are working hard to build a health & wellness culture as we consolidate our operations in Olathe, KS," continued Mr. Dubois. "This transition will take a couple quarters to complete, but once finished, Hooper Holmes will operate as a leaner company with a solid foundation to support our long-term objectives. Our national network of health professionals, proprietary technology platform and lab testing capabilities are valuable assets that help clients benchmark employee populations, monitor them for improvement and drive down healthcare costs. Demand is improving for our call center, risk assessment and outsourced underwriting services. We are dedicated to profitably growing our business and providing improved results for our shareholders.”

Conference Call

The Company will host a conference call tomorrow, November 15, 2013 at 8:30 a.m. ET to discuss third quarter 2013 results.

To participate in the conference call, please dial 877-941-2069, or internationally 480-629-9713, conference ID: 4649286 five to ten minutes before the call is scheduled to begin. A live webcast will be hosted on the Company's website located at www.hooperholmes.com. A replay of the conference call will be available from 11:30 a.m. ET on November 13, 2013 until midnight ET on November 20, 2013, by dialing 877-870-5176, or internationally 858-384-5517. The access code for the replay is 4649286.

About Hooper Holmes

Hooper Holmes is a leader in collecting personal health data and transforming it into useful information, enabling customers to take actions to manage or reduce their risks and expenses. Hooper Holmes mobilizes a national network of health professionals to provide on-site health screenings, laboratory testing, risk assessments, and support clinical research. Hooper Holmes’ services help organizations benchmark employee populations, monitor them for improvement and drive down healthcare costs.

Hooper Holmes has three divisions. Health & Wellness performs risk assessment and risk management services including biometric screenings, health risk assessments and onsite wellness coaching for wellness companies, disease management organizations, clinical research organizations and health plans. Heritage Labs tests millions of samples annually and helps insurers better apply the predictive powers of today’s tests. Hooper Holmes Services provides integrated data collection, tele-interviewing and underwriting services.

This press release contains “forward-looking” statements, as such term is defined in the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on the Company’s current expectations and beliefs and are subject to a number of risks, uncertainties and assumptions. Among the important factors that could cause actual results to differ materially from those expressed in, or implied by, these forward-looking statements are our ability to successfully implement our business strategy; uncertainty as to our working capital requirements over the next 12 to 24 months; our ability to maintain compliance with the financial covenant in our credit facility; and our expectations regarding our operating cash flows; Additional information about these and other factors that could affect the Company’s business is set forth in the Company’s annual report on Form 10-K for the year ended December 31, 2012, filed with the Securities and Exchange Commission on April 1, 2013. The Company undertakes no obligation to update or release any revisions to these forward-looking statements to reflect events or circumstances after the date of this press release to reflect the occurrence of unanticipated events, except as required by law.

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